UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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THE CHILDREN’S PLACE, INC.
(Name of Registrant as Specified in Its Charter)

MACELLUM SPV II, LP
MACELLUM CAPITAL MANAGEMENT, LLC
MACELLUM ADVISORS GP, LLC
MCM MANAGERS, LLC
MCM MANAGEMENT, LLC
JONATHAN DUSKIN
BARINGTON COMPANIES EQUITY PARTNERS, L.P.
BARINGTON COMPANIES INVESTORS, LLC
BARINGTON CAPITAL GROUP, L.P.
LNA CAPITAL CORP.
JAMES A. MITAROTONDA
HILCO, INC.
SETH R. JOHNSON
ROBERT L. METTLER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Macellum Advisors GP, LLC, together with the other members of Shareholders for Change at The Children’s Place, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of its slate of director nominees at the 2015 annual meeting of stockholders of The Children’s Place, Inc. (the “Company”).

Item 1: On May 20, 2015, Shareholders for Change at The Children’s Place issued the following press release:

SHAREHOLDERS FOR CHANGE AT THE CHILDREN’S PLACE RESPONDS TO FALSE AND MISLEADING STATEMENTS BY THE COMPANY

NEW YORK, May 20, 2015 /PRNewswire/ -- Shareholders for Change at The Children's Place, a group led by Macellum Advisors GP, LLC and Barington Capital Group, L.P., who collectively beneficially own approximately 2.1% of the outstanding shares of The Children's Place, Inc. ("The Children's Place" or the "Company") (NASDAQ:PLCE), has issued the following statement regarding certain false and misleading statements released today by the Company:

We believe the Company and its representatives are once again trying to mislead investors.  The recent statement that we rejected a settlement from The Children’s Place is completely false, demonstrating once again in our opinion that the Board of Directors (the “Board”) is not acting in the best interests of The Children’s Place shareholders.  Last night, representatives of Shareholders for Change at The Children’s Place participated in good faith to negotiate a potential settlement with two Board members of the Company.  The two Board members suggested that the Company would be willing to add our nominee Robert L. Mettler to the Board, as well as to begin a process to identify an additional, mutually agreeable independent director to appoint to the Board.  The Board members then stated, however, that it might take up to a year to find such a mutually agreeable candidate and that they were unwilling to speak with our nominee Seth R. Johnson to determine whether he would be mutually agreeable.

After further discussion, the parties agreed to continue the settlement discussions today.  Without any further notice, and to our great surprise, the Company issued a press release falsely stating that we had rejected their proposal.  We believe this statement is a deliberate attempt to mislead shareholders to sway votes just days before the Annual Meeting.  We believe such actions are egregious and are the hallmarks of a poorly governed Board desperately clinging to power.

We stand by our commitment to continue our discussion with the Company to reach a mutually agreeable settlement, but one that is in the best interests of all shareholders of the Company, and which addresses the serious issues that we have raised throughout this contest.

DO NOT LET THE BOARD DISTRACT YOU FROM THE SERIOUS ISSUES THAT MATTER IN THIS CONTEST

THE CHOICE IS CLEAR: VOTE THE BLUE PROXY CARD TODAY
TO PROTECT THE VALUE OF YOUR INVESTMENT!

Shareholders for Change at The Children's Place believes its highly qualified nominees – Seth R. Johnson and Robert L. Mettler – have the requisite retail, business and financial experience that will allow them to make informed decisions to explore and identify opportunities to unlock value at The Children's Place.

SHAREHOLDERS FOR CHANGE AT THE CHILDREN'S PLACE URGES ALL SHAREHOLDERS TO VOTE FOR CHANGE AT THE CHILDREN'S PLACE BY ELECTING ITS TWO HIGHLY-QUALIFIED NOMINEES

TIME IS SHORT – PLEASE VOTE THE BLUE CARD ONLINE TODAY

If you have any questions or require any assistance with your vote, please contact D.F. King & Co., Inc. at the numbers listed below.

Contact Details:
Jonathan Duskin
Macellum Capital Management, LLC
(212) 956-3008

George W. Hebard III
Barington Capital Group, L.P.
(212) 974-5733

Richard Grubaugh
D.F. King & Co., Inc.
(212) 269-5550
800-515-4507 (Toll-free)

Item 2: On May 20, 2015, Shareholders for Change at The Children’s Place also issued the following press release:

EGAN-JONES AND PROXY MOSAIC AFFIRM THE NEED FOR CHANGE ON THE CHILDREN’S PLACE BOARD IN RECOMMENDING THAT SHAREHOLDERS VOTE FOR SETH R. JOHNSON AND ROBERT L. METTLER ON THE BLUE PROXY CARD

Egan-Jones Believes Messrs. Johnson and Mettler Will Bring a “Net Positive Effect on the Composition and Skill of the Board as a Whole” While Proxy Mosaic Believes They are “Seasoned Retail Professionals” Who are “Most Qualified to Bring Around the Organizational Change” That is Required at The Children’s Place

Shareholders for Change at The Children's Place Urges All Shareholders to Vote the BLUE Proxy Card TODAY to Elect its Two Highly Qualified and Experienced Nominees - Seth R. Johnson and Robert L. Mettler

NEW YORK, May 20, 2015 /PRNewswire/ -- Shareholders for Change at The Children's Place, a group led by Macellum Advisors GP, LLC and Barington Capital Group, L.P., who collectively beneficially own approximately 2.1% of The Children's Place, Inc. ("The Children's Place" or the "Company") (NASDAQ:PLCE), announced that Egan-Jones Proxy Services (“Egan-Jones") and Proxy Mosaic, LLC (“Proxy Mosaic”), two independent proxy voting advisory firms, affirm the need for change on the Board of Directors (the "Board") of The Children's Place.  Both Egan-Jones and Proxy Mosaic recommended that shareholders vote for the election of Robert L. Mettler and Seth R. Johnson at the upcoming Annual Meeting on the BLUE proxy card.

CHANGE IS NECESSARY AT THE CHILDREN’S PLACE

Leading proxy voting advisory firms Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”), together with Egan-Jones and Proxy Mosaic, have all recently announced their support that change is warranted on the Board.  Shareholders for Change at The Children's Place urges all shareholders to follow this call for change at The Children’s Place by voting the BLUE proxy card TODAY.

In its report that was released yesterday, Egan-Jones stated as follows:

“We believe that the dissidents have offered a persuasive, comprehensive, strategic plan that will maximize shareholder value. We believe current Management has failed to create or execute such a plan. We are especially concerned about the number of key experienced staff the company has lost during the tenure of this Board and the current CEO.”

“Furthermore, we believe that the Company’s compensation policies and procedures are not effective or strongly aligned with the long-term interest of its shareholders.”

Proxy Mosaic reaffirmed the need for change, stating as follows:

“For the past five years, management at Children’s Place has been telling shareholders how they have been investing in and implementing game-changing systems (ERM, inventory management, assortment, and planning) that will be the solution to deteriorating margins, only to later say that results will not materialize until the following year.  We are inclined to agree with the Dissidents that there is little excuse for year after year of worsening performance, and that the over $6 million of non-salary compensation paid to Ms. Elfers in fiscal 2014 should be earned by leading the company to outstanding performance against the industry, not simply doing better than a few of its peers.”

THE COMPANY’S NOMINEES APPEAR TO HAVE SIGNIFICANT DEFICIENCIES

Under the leadership of Chairman Norman Matthews, the Company’s operating performance has deteriorated and its stock price has significantly underperformed the S&P 500 Retailing Index, the S&P 500 Index, the Russell 2000 Index and its peer, Carter’s Inc.  Furthermore, Mr. Matthews has overseen excessive executive compensation during the tenure of CEO Jane Elfers.  According to ISS:

“Chairman Matthews, who had a long career in retail prior to joining the board in 2009, would appear on paper to provide the relevant board expertise.  The issue, however, is that his tenure on the board does not appear to have helped the board address or eliminate these issues.  He is also, moreover, member of the Compensation Committee, and thus clearly bears responsibility for the company’s compensation issues over a sustained period.”

Importantly, Stanley Reynolds, who is also up for reelection at the Annual Meeting along with Mr. Matthews, has never served as a public company director, and his professional experience has been focused on finance with no experience in apparel retailing.  Furthermore, we note that of the Company’s other independent directors, only one, Joe Gromek, has direct professional experience in apparel retailing.  As Proxy Mosaic stated:

“The Dissidents have a point that for a company whose business is apparel retail, the current Board of Directors has surprisingly little representation from the industry. We believe that the Board did shareholders a disservice by not conducting due diligence on the Dissident’s nominees. Besides providing shareholders with misleading information on the Dissident slate, Management has also failed to provide specific reasons for supporting the incumbents over the challenging directors, which supports the Dissident’s accusation of the company seeking to blindly protect the status quo.”

OUR NOMINEES ARE HIGHLY QUALIFIED

Shareholders for Change at The Children's Place believes the Board is in need of the expertise and fresh perspective of its two highly qualified nominees.  As noted by Glass Lewis:

“With respect to the qualifications of the Dissident Nominees, we believe Messrs. Johnson and Mettler are sufficiently independent of the Dissidents and have impressive executive-level operating experience in the apparel/retail industries as well as relevant public company board experience that could be of value to Children’s Place going forward.” (emphasis added)

Egan-Jones similarly stated:

“We believe that the dissidents’ nominees would work to the benefit of the shareholders, given their level of industry expertise and public company experience. We also believe they would have a net positive effect on the composition and skill of the board as a whole.”

Proxy Mosaic likewise supports Messrs. Johnson and Mettler, stating as follows:

“Both Mr. Johnson and Mr. Mettler, whose career in department store sourcing and merchandising included apparel for adults and children at Sears & Roebuck, are seasoned retail professionals who bring years of experience within the industry. We believe that the Dissident slate of nominees are most qualified to bring around the organizational change that Children’s Place needs to reposition the brand for growth, and recommend voting for both candidates.”

Shareholders for Change at The Children's Place’s Highly Qualified Nominees

Robert L. Mettler was President of Special Projects of Macy’s, Inc. (“Macy’s”) from February 2008 until his retirement in January 2009.  He previously served as Chairman and Chief Executive Officer of Macy’s West, a division of Macy’s, from 2002 to 2008 and as President and Chief Operating Officer of Macy’s West from 2000 to 2002.  Prior to joining Macy’s, Mr. Mettler held various executive positions in the retail industry, including President of Merchandising - Full Line Stores of Sears, Roebuck and Co. from 1996 to 2000, President of Apparel and Home Fashions of Sears from 1993 to 1996, and President and Chief Executive Officer of Robinson’s May Company from 1987 to 1993.  He has served as a director of Barington/Hilco Acquisition Corp. since September 2014.  Mr. Mettler was also a member of the board of directors of Stein Mart, Inc. from 2009 until 2013, a member of the board of directors of Quiksilver, Inc. from 2010 until 2014, and a member of the board of directors of The Jones Group, Inc. from 2009 until the company was sold in 2014.  Mr. Mettler holds a Bachelor of Arts degree in Economics from the University of Virginia.

Seth R. Johnson has more than thirty (30) years of apparel retail experience.  Mr. Johnson has served as a director of Tilly’s, Inc., a fast-growing destination specialty retailer of West Coast inspired apparel, footwear and accessories, since 2011, where he also serves as Chairperson of the audit committee and previously served as a member of the advisory committee to the board of directors from July 2008 through 2011.  He has also served as a director of bebe stores, inc., a global specialty retailer, since July 2014.  From 2007 to 2009, Mr. Johnson was an instructor in business strategy at Chapman University’s Argyros School of Business and Economics.  From 2005 to 2006, he served as the Chief Executive Officer of Pacific Sunwear of California, Inc. (“Pacific Sunwear”).  During his tenure, Pacific Sunwear achieved the highest level of net income in its history.  From 1999 to 2004, Mr. Johnson was the Chief Operating Officer of Abercrombie & Fitch Co., a specialty retailer (“Abercrombie & Fitch”), and was its Chief Financial Officer from 1992 to 1998. During that time period, Mr. Johnson led Abercrombie & Fitch’s initial public offering and participated in business growth from sales of $85 million to over $2 billion. Over that period the company achieved twelve consecutive years of quarterly earnings growth.  From 2010 to 2013, Mr. Johnson served as a member of the board of directors and as lead director of True Religion Apparel Inc., and from 2007 to 2009, as a director of DEI Holdings Inc.  Both companies were previously publicly-traded.  Mr. Johnson is currently a director of the Pacific Symphony.  Mr. Johnson holds a Bachelor of Arts degree in Economics from Yale University and earned his Master of Business Administration from The University of Chicago.

THE CHOICE IS CLEAR: VOTE THE BLUE PROXY CARD TODAY
TO PROTECT THE VALUE OF YOUR INVESTMENT!

Shareholders for Change at The Children's Place believes its highly qualified nominees – Seth R. Johnson and Robert L. Mettler – have the requisite retail, business and financial experience that will allow them to make informed decisions to explore and identify opportunities to unlock value at The Children's Place.

SHAREHOLDERS FOR CHANGE AT THE CHILDREN'S PLACE URGES ALL SHAREHOLDERS TO VOTE FOR CHANGE AT THE CHILDREN'S PLACE BY ELECTING ITS TWO HIGHLY-QUALIFIED NOMINEES

TIME IS SHORT – PLEASE VOTE THE BLUE CARD ONLINE TODAY

If you have any questions or require any assistance with your vote, please contact D.F. King & Co., Inc. at the numbers listed below.

Contact Details:
Jonathan Duskin
Macellum Capital Management, LLC
(212) 956-3008

George W. Hebard III
Barington Capital Group, L.P.
(212) 974-5733

Richard Grubaugh
D.F. King & Co., Inc.
(212) 269-5550
800-515-4507 (Toll-free)

Item 3: The following materials were posted by Shareholders for Change at The Children’s Place to http://www.changeplce.com:

Item 4: After the close of business on May 19, 2015, Jonathan Duskin of Macellum Advisors GP, LLC appeared on CNBC’s “Fast Money,” anchored by Melissa Lee, to discuss the proxy contest in connection with the Company’s upcoming annual meeting of stockholders.

The text of the interview transcript follows:

Ms. Lee: Saying that you have erratic behavior and a terrible track record, those are hefty allegations against a money manager.

Mr. Duskin: You know, they resorted to mudslinging, it’s clear that they don’t have much of a case left.  We’ve laid out a pretty extensive, a lot of literature about - with facts about - what has happened to The Children’s Place over the Board and the CEO’s tenure.  EBITDA has declined from $205 million to $153 million.  Gross margins are down over 500 basis points. Inventory turns have declined.  We’ve laid this out with a substantial amount of facts and the facts are indisputable.  And you know, unfortunately, for the Company and for the Board, all the major proxy advisory firms have supported us. They’ve said we’ve made a compelling case that change is required.  It’s Glass Lewis and ISS - all the major proxy advisory firms have sided with us and suggested or recommended a vote for change so you know, we are appreciative of the support we’ve gotten so far from the shareholders. We are pleased with how this has gone, and you know, the old adage - me thinks thou protest too much.  There’s really not much left for them to do so they are starting to sling mud.

Ms. Lee: One of the slides in your presentation shows the performance of The Children’s Place under the CEO’s tenure versus the SNP 500 as well as the SNP retail index and shows that the stock has actually underperformed during that time frame of the CEO tenure.  The stock right now is trading at 67 and change, just a couple of bucks off the 52 week high Jon, what do you think the stock should be valued at?  What sort of multiple are you looking for?

Mr. Duskin: Well, if you look at multiples in the industry, you know, stocks are generally trading between 6 times and 8 times EBITDA. I think if you look at the peer groups, you know they are trading at the upper end of that but, it’s not so much where the multiple is, it’s where I think the earnings power is, and I think this Company has left a tremendous amount on the table.  Again their EBITDA has declined dramatically, their inventory turns have slowed, their gross margins have slowed.  We think this is a Company that can more than double earnings. We lay out our assumptions in our proxy materials. So this is a Company that should be earning well north of $6 and we think we put together a pretty comprehensive plan for the Company to achieve those results.